Exhibit 99.1

    IRON MOUNTAIN INCORPORATED REPORTS FOURTH QUARTER 2006 FINANCIAL RESULTS

                     Company Issues 2007 Full-Year Guidance

    * Total Revenues are $610 Million, Up 13%

    * Operating Income is $115 Million

    * OIBDA is $169 Million; 27.7% of Revenues

    * Net Income is $0.18 per Diluted Share

    BOSTON, Feb. 28 /PRNewswire-FirstCall/ -- Iron Mountain Incorporated (NYSE:
IRM), the global leader in information protection and storage services, today announced its financial results for the fourth quarter ended December 31, 2006, reporting higher revenues, strong storage internal revenue growth and net income for the quarter of $0.18 per diluted share.

    Iron Mountain's total consolidated revenues for the quarter ended December 31, 2006 grew to $610 million, an increase of 13% compared to the quarter ended December 31, 2005. For the quarter, storage revenues grew 11% and service revenues grew 16% compared to the same period in 2005. Storage revenues, which are considered a key performance indicator for the information protection and storage services industry, are largely recurring since customers typically retain their records for many years. This marks the 72nd consecutive quarter for which the Company has reported increased storage revenues.

    For the fourth quarter of 2006, the storage and service revenue internal growth rates were 10% and 10%, respectively, yielding a total internal revenue growth rate of 10%. The total core storage and services revenue internal growth rate was 9% for the quarter.

    "2006 was another solid year for Iron Mountain, highlighted by strong internal revenue growth rates, particularly in storage revenue, a key driver of our business, as our customer facing investments continue to generate the expected results," stated Richard Reese, the Company's Chairman and CEO. "The opportunities before us are many and we are aggressively investing in those that hold the greatest potential for driving long-term, increasingly profitable growth and ultimately higher shareholder value."

    Operating income before depreciation and amortization ("OIBDA") was $169 million, or 27.7% of revenues, for the quarter ended December 31, 2006 compared to $149 million, or 27.6% of revenues, for the quarter ended December 31, 2005. Included in OIBDA for the quarter ended December 31, 2006 is $10 million, or $0.03 per diluted share, of gains related to the sale of real estate compared to $4 million, or $0.01 per diluted share, for the quarter ended December 31, 2005. See Appendix A at the end of this press release for a discussion of OIBDA and the required reconciliation to the appropriate GAAP measures.

    Operating income for the fourth quarter of 2006 was $115 million, or 19% of revenues, compared to $97 million, or 18% of revenues, for the same period in 2005. Net income for the quarter was $37 million, or $0.18 per diluted share, compared to $26 million, or $0.13 per diluted share, for the same period in 2005. All per share amounts have been restated to reflect the three-for-two stock split effected in the form of a stock dividend on December 29, 2006.

    Included in net income for the quarter is $3 million, or $0.01 per diluted share, of other income, net comprised primarily of foreign currency related net gains due primarily to the strengthening of the British Pound Sterling compared to September 30, 2006. Included in net income for the quarter ended December 31, 2005, is $3 million, or $0.01 per diluted share, of other expense, net comprised primarily of foreign currency related net losses, due mainly to the weakening of the Euro and the British Pound Sterling.

    For the twelve months ended December 31, 2006, the Company reported total consolidated revenues of $2.4 billion, an increase of 13% compared to the prior year. Storage revenues and service revenues grew 12% and 14%, respectively, for the twelve months of 2006 compared to the prior year. For the year, storage and service revenue internal growth rates were 10% and 7%, respectively, yielding a total internal revenue growth rate of 9%.

    OIBDA was $616 million, or 26.2% of revenues, for the year ended December 31, 2006 compared to $574 million, or 27.6% of revenues, for the year ended December 31, 2005. Included in OIBDA for the year ended December 31, 2006 is $10 million, or $0.03 per diluted share, of net gains related primarily to the sale of real estate compared to $3 million, or $0.01 per diluted share, for the year ended December 31, 2005.

    Operating income for the twelve months of 2006 was $407 million, or 17% of revenues, compared to $387 million, or 19% of revenues, for 2005. Net income was $129 million, or $0.64 per diluted share, for 2006, compared to $111 million, or $0.56 per diluted share, for 2005.

    Included in net income for the twelve months ended December 31, 2006, is $12 million, or $0.03 per diluted share, of other income, net comprised primarily of foreign currency related net gains, due mainly to the strengthening of the British Pound Sterling, partially offset by charges related to the early extinguishment of debt associated with the Company's financing activities. Included in net income for the twelve months ended December 31, 2005, is $6 million, or $0.02 per diluted share, of other expense, net comprised almost exclusively of foreign currency related net losses, due primarily to the weakening of the British Pound Sterling and the Euro offset by the strengthening of the Canadian Dollar.

    In line with its strategy, Iron Mountain acquires attractive businesses that provide a strong platform for future growth by expanding the Company's geographic footprint and service offerings while enhancing its existing operations. Since the end of the third quarter, the Company completed several small shredding and records management business acquisitions in North America and acquired a 50.1% equity interest in Transnational Company Pte. Ltd. Established in 1978, Transnational Company Pte. Ltd. is headquartered in Singapore and is a provider of information protection and storage services in Singapore, Hong Kong-SAR, China, Indonesia, Sri Lanka, Taiwan, and Malaysia.

                          Financial Performance Outlook

    The following statements are based on current expectations and do not include the potential impact of any future acquisitions. These statements are forward-looking, and actual results may differ materially. Please refer to the cautionary language included in this press release when considering this information. Except as required by law, the Company undertakes no obligation to update this information (dollars in millions):

                                 Quarter Ending       Full Year Ending
                                 March 31, 2007       December 31, 2007
                               -------------------   -------------------
                                 Low        High       Low         High
                               --------   --------   --------   --------
Revenues                       $    615   $    630   $  2,530   $  2,600
Operating Income                     92         99        427        452
Depreciation & Amortization            ~55                223        228

Capital Expenditures                                      390        420
Internal Revenue Growth                                     8%        10%

    Iron Mountain's conference call to discuss its fourth quarter 2006 financial results and 2007 financial guidance will be held today at 10:30 a.m. Eastern Time. In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing. The slide presentation and replays of the conference call will be available on the website for future reference.

    About Iron Mountain

    Iron Mountain Incorporated (NYSE: IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The Company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 90,000 corporate clients throughout North America, Europe, Latin America and Asia Pacific. For more information, visit the Company's Web site at www.ironmountain.com.

                           Forward Looking Statements

    This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act. Forward-looking statements include our 2007 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, investments, objectives, plans or current expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) changes in customer preferences and demand for the Company's services; (ii) changes in the price for the Company's services relative to the cost of providing such services; (iii) in the various digital businesses in which the Company is engaged, capital and technical requirements will be beyond the Company's means, markets for the Company's services will be less robust than anticipated, or competition will be more intense than anticipated; (iv) the cost to comply with current and future legislation or regulation relating to privacy issues; (v) the impact of litigation that may arise in connection with incidents of inadvertent disclosures of customers' confidential information; (vi) the Company's ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (vii) the cost and availability of financing for contemplated growth; (viii) business partners upon which the Company depends for technical assistance or management and acquisition expertise outside the United States will not perform as anticipated; (ix) changes in the political and economic environments in the countries in which the Company's international subsidiaries operate; (x) other trends in competitive or economic conditions affecting Iron Mountain's financial condition or results of operations not presently contemplated; and (xi) other risks described more fully in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 under "Item 1A. Risk Factors" and our Current Report on Form 8-K filed on July 11, 2006.

    Except as required by law, Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investor Relations Contact:
Stephen P. Golden
Director, Investor Relations
sgolden@ironmountain.com
(617) 535-4799

                           Iron Mountain Incorporated
                 Condensed Consolidated Statements of Operations
                  (Amounts in Thousands except Per Share Data)
                                   (Unaudited)

                                  Three Months Ended          Twelve Months Ended
                                     December 31,                December 31,
                               -------------------------   -------------------------
                                  2005          2006          2005          2006
                               -----------   -----------   -----------   -----------
Revenues:
  Storage                      $   307,746   $   341,838   $ 1,181,551   $ 1,327,169
  Service and Storage
   Material Sales                  230,609       267,669       896,604     1,023,173

    Total Revenues                 538,355       609,507     2,078,155     2,350,342

Operating Expenses:
  Cost of Sales (Excluding
   Depreciation and
   Amortization)                   242,109       275,383       938,239     1,074,268
  Selling, General and
    Administrative                 151,600       175,344       569,695       670,074
  Depreciation and
   Amortization                     51,933        54,106       186,922       208,373
  Gain on Disposal /
   Writedown of Property,
   Plant and Equipment, Net         (4,091)      (10,054)       (3,485)       (9,560)

    Total Operating Expenses       441,551       494,779     1,691,371     1,943,155

Operating Income                    96,804       114,728       386,784       407,187

Interest Expense, Net               46,248        50,664       183,584       194,958
Other Expense (Income), Net          3,115        (2,867)        6,182       (11,989)

    Income Before Provision
     for Income Taxes and
     Minority Interest              47,441        66,931       197,018       224,218

Provision for Income Taxes          17,745        29,407        81,484        93,795
Minority Interests in
 Earnings of
 Subsidiaries, net                     582           389         1,684         1,560

    Income Before Cumulative
     Effect of Change in
     Accounting Principle           29,114        37,135       113,850       128,863

Cumulative Effect of Change
 in Accounting Principle,
 net of tax benefit                  2,751            --         2,751            --

    Net Income                 $    26,363   $    37,135   $   111,099   $   128,863

Net Income Per Share
- Basic:
    Income Before Cumulative
     Effect of Change in
     Accounting Principle      $      0.15   $      0.19   $      0.58   $      0.65

    Cumulative Effect of
     Change in Accounting
     Principle, Net of
     Tax Benefit                     (0.01)           --         (0.01)           --
Net Income Per Share
- Basic                        $      0.13   $      0.19   $      0.57   $      0.65

Net Income Per Share
- Diluted:
    Income Before Cumulative
     Effect of Change in
     Accounting Principle      $      0.15   $      0.18   $      0.57   $      0.64

    Cumulative Effect of
     Change in Accounting
     Principle, Net of
     Tax Benefit                     (0.01)           --         (0.01)           --
Net Income Per Share
- Diluted                      $      0.13   $      0.18   $      0.56   $      0.64

Weighted Average Common
 Shares Outstanding
 - Basic                           196,976       198,740       195,988       198,116
Weighted Average Common
 Shares Outstanding
 - Diluted                         199,512       201,129       198,104       200,463

Operating Income
 before Depreciation
 and Amortization              $   148,737   $   168,834   $   573,706   $   615,560

                           Iron Mountain Incorporated
                      Condensed Consolidated Balance Sheets
                             (Amounts in Thousands)
                                   (Unaudited)

                                                  December 31,   December 31,
                                                      2005           2006
                                                  ------------   ------------
ASSETS

Current Assets:
  Cash and Cash Equivalents                       $     53,413   $     45,369
  Accounts Receivable (less allowances of
   $14,522 and $15,157, respectively)                  408,564        473,366
  Other Current Assets                                  92,191        160,986
    Total Current Assets                               554,168        679,721

Property, Plant and Equipment:
  Property, Plant and Equipment at Cost              2,556,880      2,965,995
  Less: Accumulated Depreciation                      (775,614)      (950,760)
    Property, Plant and Equipment, net               1,781,266      2,015,235

Other Assets:
  Goodwill, net                                      2,138,641      2,165,129
  Other Non-current Assets, net                        292,065        349,436
    Total Other Assets                               2,430,706      2,514,565

    Total Assets                                  $  4,766,140   $  5,209,521

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Current Portion of Long-term Debt               $     25,905   $     63,105
  Other Current Liabilities                            566,091        575,542
    Total Current Liabilities                          591,996        638,647

Long-term Debt, Net of Current Portion               2,503,526      2,605,711
Other Long-term Liabilities                            294,622        406,600

Minority Interests                                       5,867          5,290

Stockholders' Equity                                 1,370,129      1,553,273

    Total Liabilities and Stockholders' Equity    $  4,766,140   $  5,209,521

    APPENDIX A

    Operating Income Before Depreciation and Amortization

    The Company uses Operating Income Before Depreciation and Amortization ("OIBDA"), an integral part of its planning and reporting systems, to evaluate the operating performance of the consolidated business. As such, the Company believes OIBDA provides current and potential investors with relevant and useful information regarding its ability to grow revenues faster than operating expenses. Additionally, the Company uses multiples of current and projected OIBDA in conjunction with its discounted cash flow models to determine its overall enterprise valuation and to evaluate acquisition targets. OIBDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities (as determined in accordance with GAAP).

    Following is a reconciliation of operating income before depreciation and amortization to operating income and net income (in millions):

                                         Three Months Ended      Full Year Ended
                                            December 31,          December 31,
                                         -------------------   -------------------
                                           2005       2006       2005       2006
                                         --------   --------   --------   --------
OIBDA (Operating Income Before
 Depreciation and Amortization) (1)      $    149   $    169   $    574   $    616
  Less: Depreciation and Amortization          52         54        187        208

Operating Income (1)                     $     97   $    115   $    387   $    407

  Less: Interest Expense, net                  46         51        184        195
    Other Expense (Income), net                 3         (3)         6        (12)
    Provision for Income Taxes                 18         29         81         94
    Minority Interest                           1         --          2          2
    Cumulative Effect of Change
     in Accounting Principle                    3         --          3         --

Net Income (1)                           $     26   $     37   $    111   $    129

Foreign Currency Impact on Other
 Expense (Income), net:                  $      3   $     (2)  $      7   $    (13)

Debt Extinguishment Charges Included
 in Other Expense (Income), net:         $     --   $     --   $     --   $      3

(1) Columns may not foot due to rounding.

    Free Cash Flows Before Acquisitions and Investments, or FCF

    FCF is defined as Cash Flows From Operating Activities less capital expenditures, net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs. Our management uses this measure when evaluating the operating performance and profitability of our consolidated business. FCF is a useful measure in determining our ability to generate cash flows in excess of our capital expenditures (both growth and maintenance) and our customer acquisition costs. As such, we believe this measure provides relevant and useful information to our current and potential investors. FCF should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as cash flows from operating activities (as determined in accordance with GAAP).

    Following is a reconciliation of Free Cash Flows Before Acquisitions and Investments to Cash Flows from Operating Activities (in millions):

                                                           Year Ended
                                                           December 31,
                                                       -------------------
                                                         2005       2006
                                                       --------   --------
Free Cash Flows Before Acquisitions and Investments    $    120   $     (4)
  Add:  Capital Expenditures, net                           244        364
    Additions to Customer Acquisition Costs                  13         14
Cash Flows From Operating Activities (2)               $    377   $    374

(2) Columns may not foot due to rounding.

SOURCE  Iron Mountain Incorporated
    -0-                             02/28/2007
    /CONTACT: Investor Relations, Stephen P. Golden, Director, Investor Relations of Iron Mountain Incorporated, +1-617-535-4799, or sgolden@ironmountain.com /
    /Web site:  http://www.ironmountain.com /
    (IRM)